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                                                                         (m)(1)

                    HARDING LOEVNER FUNDS, INC. (THE "FUND")
                                (INVESTOR CLASS)

              PLAN OF DISTRIBUTION ADOPTED PURSUANT TO RULE 12B-1

         WHEREAS, the Fund, a corporation organized under the laws of the State of Maryland, engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Fund is authorized (i) to issue shares in separate series, with the shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) to divide the shares within each such series into two or more classes;

         WHEREAS, the Fund has established two participating portfolio series, the International Equity Portfolio and the Global Equity Portfolio (each a "Portfolio" and collectively the "Portfolios");

         WHEREAS, the Fund has established two classes of shares, such classes being referred to as the "Institutional Class" and the "Investor Class"; and

         WHEREAS, the Fund may be deemed a distributor of the Shares within the meaning of Rule 12b-1 under the Act, and desires to adopt a Plan of Distribution with respect to the Investor Class of shares (the "Shares") of the Portfolios pursuant to such Rule (the "Plan"); and

         WHEREAS, the Fund may enter into one or more agreements (each, an "Agreement") for the sale of the Shares with one or more underwriters, distributors, dealers or brokers (each, a "Distributor"); and

         WHEREAS, the Board of Directors as a whole, and the Directors who are not interested persons of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any Agreement with any Distributor and any agreements relating thereto (the "Qualified Directors"), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan and such Agreements will benefit the Investor Class of the Portfolios and its shareholders, have accordingly approved this Plan and the Agreements by votes cast in person at a meeting called for the purpose of voting on this Plan and the Agreements and any agreements related thereto.

         NOW, THEREFORE, the Fund hereby adopts this Plan on behalf of the Portfolios in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

         1. DISTRIBUTION ACTIVITIES. Subject to the supervision of the Board of Directors, the Fund may engage, directly or indirectly, in financing any activities primarily intended to result in the sale of Shares, including, but not limited to, the following: (1) making payments to underwriters, securities dealers and others engaged in the sale of Shares, including payments to the Distributor to be used to compensate or reimburse such persons for engaging in such activities and (2) providing reimbursement of direct out-of-pocket expenditures incurred by the Distributor in connection with the offer or sale of Shares, including expenses relating to the formulation and implementation of marketing strategies and promotional activities such as direct mail promotions and television, radio, newspaper, magazine and other mass media advertising, the preparation, printing and distribution of sales literature and reports for recipients other than existing shareholders of the Fund, and obtaining such information, analyses and reports with respect to marketing and promotional activities and investor accounts as the Fund may, from time to time, deem advisable. The Fund and the Portfolios are authorized to engage in the activities listed above, and in other activities primarily intended to result in the sale of Shares, either directly or through other persons with which the Fund has entered into Agreements pursuant to the Plan.

         2. MAXIMUM EXPENDITURES. The expenditures to be made by the Portfolios pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined from time to time by the Directors, but in no event may such expenditures exceed the following: (i) with respect to Shares of the Portfolios, an annual rate of up to 0.25% of the average daily value of net assets represented by such Shares, and (ii) with respect to Shares of any Portfolio subsequently established by the Fund and made subject to this Plan, the annual rate as agreed upon and specified in an addendum hereto; plus such amounts as the Distributor may expend from general revenues, profits and other sources from time to time in accordance with the last sentence of Section 1. The expenditures to be made pursuant to this Plan shall commence with respect to Shares of a Portfolio as of the date on which this Plan becomes effective with respect to each such Portfolio.

         3. PAYMENTS. Pursuant to this Plan, the Fund shall make periodic payments to the selected dealers at the annual rate provided for in the Agreements with respect to the Shares of each Portfolios.

         4. TERM AND TERMINATION.

                  (a) Portfolios. This Plan shall become effective with respect to the Shares of the Portfolios as of the date on which an amendment to the Registration Statement on Form N-1A with respect to the Shares becomes effective under the Securities Act of 1933, as amended.

                  (b) Continuation. This Plan shall continue in effect with respect to each Portfolio for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Directors of the Fund and (ii) the Qualified Directors, cast in person at a meeting called for the purpose of voting on this Plan, subject to any shareholder approval requirements existing under applicable law.

                  (c) Termination.

                           (i) This Plan may be terminated at any time with respect to the Shares of any Portfolio thereof by vote of a majority of the Qualified Directors, or by vote of a majority of the outstanding voting Shares of that Portfolio. For purposes of this Plan, the term "vote of a majority of the outstanding voting Shares" of any Portfolio shall mean the vote of the lesser of (A) 67 percent or more of the outstanding voting Shares present at such meeting, if the holders of more than 50 percent of the outstanding voting Shares are present and represented by proxy; or (B) 50 percent or more of the Shares. The Plan may remain in effect with respect to a Portfolio even if it has been terminated in accordance with this Section 4(d) with respect to one or more other Portfolios of the Fund.

                           (ii) The Agreements may be terminated at any time, without penalty, with respect to the Shares of any Portfolio by vote of a majority of the Qualified Directors or by vote of a majority of the outstanding voting Shares of that Portfolio on sixty days' written notice to the Distributor. In addition, the Agreements shall provide for automatic termination in the event of their assignment.

         5. AMENDMENTS. This Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of a majority of the outstanding Shares of each Portfolio with respect to which a material increase in the amount of distribution expenditures is proposed, and no material amendment to the Plan shall be made unless approved in the manner provided for annual renewal in Section 4(c) hereof. Otherwise, this Plan may be amended with respect to the Shares of a Portfolio by vote of a majority of the Qualified Directors or the outstanding voting Shares of that Portfolio.

         6. INDEPENDENT DIRECTORS. While this Plan is in effect with respect to any Portfolio, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Directors who are not interested persons.

         7. QUARTERLY REPORTS. The Treasurer of the Fund shall provide to the Directors of the Fund and the Directors shall review, at least quarterly, a written report of the amounts expended for the distribution of the Shares pursuant to this Plan and the purposes for which such expenditures were made.

         8. RECORDKEEPING. The Fund shall preserve copies of this Plan, the Agreements and any related agreements and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan and the Agreements (including any related agreements) or such reports, as the case may be, the first two years in an easily accessible place.

Dated: March 22, 2005